Exhibit 10.58

AMENDMENT NO. 1 TO

MASTER LICENSE AND SERVICE AGREEMENT

BETWEEN

VOICE MOBILITY INTERNATIONAL, INC. AND AVAYA INC.

THIS AMENDMENT NO. 1 ("Amendment No. 1"), with an effective date of December 2, 2003 (the "Effective Date"), hereby amends the Master License and Service Agreement (the "Agreement") between Voice Mobility International, Inc. ("Licensor") and Avaya Inc. ("Avaya") entered into between the parties on September 12, 2003.

1. New Definitions.

1.1 "Developed Work" means any changes, modification, or improvement to a Licensed Product that is proposed by Avaya and developed at Avaya's expense.

1.2 "Directed Work" means any changes, modification, or improvement to a Licensed Product that is proposed by Avaya and developed at Licensor's expense.

1.3 "Associated Work" means a stand-alone product designed by Avaya that interfaces with the Licensed Product.

1.4 "Avaya Licensed Product" means Licensed Product(s) that are branded exclusively with Avaya Identification (as that word is defined in Section 7D(1) of the Agreement) and shall not include any VMI Identification, except copyrights and other notices regarding VMI's proprietary interest therein. Avaya will have no obligation to acknowledge VMI's name or Identification in connection with an Avaya Licensed Product, except for its obligation to preserve copyrights and other notices regarding VMI's proprietary interest under the terms of this Agreement.

2. Branding and Manufacture.

2.1 Associated Work. If the parties agree that Licensor shall manufacture any Associated Work for Avaya, the parties shall execute a written agreement governing the terms for such manufacture. Notwithstanding the foregoing, an Associated Work that is manufactured by Licensor shall be a Licensed Product for purposes of the Agreement.

2.2 Branding. All branding under Section 7D of the Agreement shall be done at no additional cost to Avaya.

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2.3 Trademark Licenses.

a. In Section 7D(1), add the following the first and second sentence: "Licensor, at Avaya's request, will ship Licensed Product(s) ordered pursuant to this Agreement as Avaya Licensed Products. If Avaya so requests, ...."

b. In Section 7D(1), add the following sentence to the end of the Section: "For clarification, all Avaya Licensed Products are Licensed Products under this Agreement and Licensor shall the same obligations for Avaya Licensed Products as they have for all Licensed Products, including, without limitation, obligations of support and maintenance as set forth in this Agreement."

3. Development.

3.1 Developed or Directed Work. If Avaya determines that it would like any change, modification, or improvement made to the Licensed Product, Avaya shall follow the procedures set forth in this Section 2.1. First, Avaya notify Licensor in writing of its intent to develop or have developed the proposed the change, modification, or improvement.

a. If Licensor, in its sole discretion, determines that the proposed change, modification, or improvement is one that it would like to commercialize into the Licensed Product, then Licensor shall notify Avaya in writing within 10 days of receiving written notice from Avaya. The proposed change, modification or improvement shall be a Directed Work and Licensor shall develop such Directed Work internally, and shall bear all expense related thereto. Notwithstanding the foregoing, Avaya may assume control of the development if: 1) Licensor fails to notify Avaya in writing that it intends to commercialize the proposed change, modification or improvement within 10 days after receiving written notice from Avaya that it intends to develop or have developed the proposed change, modification or improvement; 2) after Avaya provides Licensor with written notice and 10 days opportunity to cure,Licensor is not able to perform the development work or comply with any material terms of the related development agreement, statement of work, specifications, or other reasonable written instructions provided by Avaya; or 3) the parties fail to execute a development agreement within 60 days after Licensor notifies Avaya in writing of its intent to commercialize the product. If Avaya assumes control of the work, the change, modification, or improvement shall be deemed a Developed Work pursuant to the terms of Subsection b, below.. All Directed Works and related documentation accepted by Avaya under the applicable development agreement shall be deemed Licensed Products under the Agreement and Licensor has the same obligations for them as it has for all Licensed Products, including support and maintenance obligations and an obligation to provide Updates and Upgrades.

b. If Licensor decides that it is not interested in commercializing the change, modification or improvement, then Licensor shall notify Avaya in writing within 10 days of receiving notice from Avaya that Avaya intends to develop or have developed the proposed change, modification or improvement. The proposed

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change, modification or improvement shall be a Developed Work and Avaya shall bear all expense related to developing it. Avaya agrees to give Licensor a right of first refusal to develop any such Developed Work. Avaya may assume control of the development if: 1) Licensor fails to notify Avaya in writing that it accepts the development work within 10 days after the proposed change, modification or improvement is deemed a Developed Work under this Amendment No. 1; 2) after Avaya provides Licensor written notice and 10 days opportunity to cure Licensor is not able to perform the development work or comply with any material terms of the related development agreement, statement of work, specifications, or other reasonable written instructions provided by Avaya ; or, 3) the parties fail to execute a development agreement within 60 days after Licensor notifies Avaya of its intent to undertake the development work. All Developed Works and related documentation shall be deemed Licensed Products under the Agreement and Licensor has the same obligations for them as it has for all Licensed Products, including support and maintenance obligations and an obligation to provide Updates and Upgrades.

3.2 Associated Work. If Avaya determines that it would like to have developed an Associated Work, Avaya agrees to notify Licensor in writing and give Licensor a right of first refusal to develop the Associated Work and any application program interfaces ("API") and other modifications to the Licensed Product required to make it interoperable with the Associated Work. Avaya may assume control of the development work if: 1) Licensor fails to notify Avaya in writing that it accepts the development work within 10 days after receiving written notice from Avaya of its intent to develop or have developed the Associated Work; 2) Avaya, acting in good faith, determines that Licensor will not be able to perform the development work or comply with any material terms of the related development agreement, statement of work, specifications or other reasonable written instructions provided by Avaya; or, 3) the parties fail to execute a development agreement within 60 days after Licensor gives Avaya written notice of its intent to undertake the development work. All APIs and modifications to the Licensed Product and any related documentation developed by Licensor under the terms of this Section 2.2 shall be Licensed Products under the Agreement and Licensor has the same obligations for them as it has for all Licensed Products, including support and maintenance obligations and an obligation to provide Updates and Upgrades.

4. Intellectual Property Ownership.

4.1 Directed Works. Licensor shall have all rights, title and interest in any Directed Work and any related documentation and all rights, title and interest in and to all patent, copyright, mask work rights, trade secrets, trademarks, moral rights, and any other intellectual property rights contained in or derived from the Directed Work or related documentation. Notwithstanding the foregoing, Licensor shall grant Avaya a non-exclusive license to use the Directed Works and related documentation as a Licensed Product under the terms of the Agreement at no additional royalties or costs.

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4.2 Developed Works. Licensor shall have all rights, title and interest in any Developed Work and any related documentation and all rights, title and interest in and to all patent, copyright, mask work rights, trade secrets, trademarks, moral rights, and any other intellectual property rights contained in or derived from the Developed Work or related documentation. Notwithstanding the foregoing, Licensor shall grant Avaya an exclusive license to use the Developed Works and related documentation as a Licensed Product under the terms of the Agreement at no additional royalties or costs, which license shall remain exclusive until the expiration or termination of the Agreement.

4.3 Associated Work. Avaya shall own all rights, title and interest in any Associated Work and any related documentation and all rights, title and interest in and to all patent, copyright, mask work rights, trade secrets, trademarks, moral rights, and any other intellectual property rights contained in or derived from the Associated Work or related documentation. Licensor shall own all APIs and modifications to any Licensed Product that are developed to make the Licensed Product interoperable with the Associated Works and all rights, title and interest in and to all patent, copyright, mask work rights, trade secret, trademarks, moral rights and any other intellectual property rights contained in or derived from such APIs or modifications or related documentation.

5. Supply Obligations.

5.1 Directed and Developed Works. Licensor is obligated to include Directed and Developed Works in the applicable Licensed Product, and all subsequent new versions thereof, shipped under this Agreement until: 1) the termination or expiration of the Agreement; or, 2) Avaya instructs Licensor to remove them. In the event Avaya requests any change, modification, or improvement to a Directed or Developed Work, the parties shall follow the process set forth in Section 3.1. If Avaya assumes control of the development work, then Licensor will grant Avaya all licenses necessary for Avaya or a third party of Avaya's choice to complete the work.

5.2 Associated Works.

a. If Avaya elects to have Licensor manufacture an Associated Work, then Licensor is obligated to manufacture the Associated Work for Avaya until: 1) termination or expiration of the Agreement; or, 2) Avaya instructs Licensor to cease manufacture. If Avaya desires any change, modification, or improvement to an Associated Work, the parties shall follow the process set forth in 3.2.

b. Licensor is obligated to continue including in a Licensed Product shipped under this Agreement all APIs and modifications that make a Licensed Product interoperate with an Associated Work until: 1) termination or expiration of the Agreement; or, 2) Avaya instructs Licensor otherwise. If Avaya has any change, modification or improvement made to an Associated Work and Licensor is not participating in the development, Avaya shall provide Licensor with a reasonable number of copies of the new Associated Work in sufficient time prior to its

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scheduled general availability date to ensure that Licensor can make a version of the Licensed Product that interoperates with the new Associated Work generally available on the same date. Avaya will grant Licensor all rights and licenses necessary to conduct this development work.

6. OEM Embedding.

6.1 Integrated Offering. Section 3.12 of the Agreement shall be replaced with the following: "Integrated Offering" means the product that results from a combination of the Avaya Product(s) bundled or embedded with the Licensed Products.

6.2 License Grant. Section 7A(ii) shall be replaced with the following: "to bundle or embed Licensed Product into the Integrated Offering."

6.3 Source Code Embedding. Section 7E shall be deleted in its entirety.

7. Miscellaneous.

7.1 Defined Terms. All capitalized terms from the Agreement contained in this Amendment No. 1 shall have the meaning set forth in the Agreement, except as modified by this Amendment No. 1.

7.2 Conflict. In the event of a conflict between this Amendment No. 1 and the Agreement, the terms of this Amendment No. 1 shall control.

7.3 Agreement Terms. Except as modified herein, the terms of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals by their duly authorized representatives as of the Effective Date:

Licensor:	Avaya:
Voice Mobility, Inc., /s/ Jay Hutton	Avaya, /s/ Denzil Samuels

By: Jay Hutton	By: Denzil Samuels

Its: President	Its: Division VP